Merrill Lynch

December 1, 1995


Kam Toys and Novelty Manufacturing Limited,
6/F Guardforce Ctr.,
3 Hok Yuen St East
Hunghom,  Kowloon,
Hong Kong


Gentlemen,

We, Merrill Lynch International Bank Limited, London, hereby establish our Irrevocable, Stand-by Letter of Credit No. MLC 3108 in your favour, for the account of Fotoball USA, Inc up to the maximum amount of USD 1,000,000.00 (United States Dollars One Million maximum).


Funds under this Letter of Credit are available against your sight draft, drawn on us, marked "Drawn under Merrill Lynch International Bank Limited Letter of Credit No. MLC 3108" when accompanied by your signed statement in the form of Annex I attached hereto and made part hereof.

Partial drawings are permitted. All charges other than those of Merrill Lynch International Bank are for the account of the beneficiary.

Only you may make a drawing under this Letter Of Credit which expires at the close of business at this office on March 15, 1996.

We hereby agree with you that drawings made under and in compliance with the terms and conditions of this Letter of Credit will be duty honoured if presented to us on or before the above stated expiration date.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500, and any subsequent amendments. To the extent not covered by the aforesaid Uniform Customs and Practice for Documentary Credits, the laws of England shall apply. All disputes shall be subject to the exclusive jurisdiction of the High Court of Justice in England.

Yours faithfully


/s/Robert Wheeler
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Authorised Signature